Exhibit 99.3

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation

MICT, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus/consent solicitation. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: July 25, 2022	/s/ Christophe Charlier
	Name:	Christophe Charlier